UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DUOYUAN PRINTING, INC.
(Exact name of Registrant as specified in its Charter)

Wyoming	91-1922225
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing, 102600, People’s Republic of China
Tel: +8610-6021-2222
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Duoyuan Printing, Inc. 2009 Omnibus Incentive Plan
(Full title of the Plan)

Pioneer Corporate Services
214 W. Lincolnway
Suite 23
Cheyenne, Wyoming 82001
(Name and address of agent for service)
(307) 635-1458
(Telephone number, including area code, of agent for service)

Copy to:
Man Chiu Lee, Esq.
Hogan & Hartson LLP
Two Pacific Place, Suite 2101
88 Queensway
Hong Kong SAR, People’s Republic of China
Tel: +852-2151-5858
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
	Amount To Be		Offering Price		Aggregate		Amount of
Title of Securities To Be Registered	Registered		Per Share		Offering Price		Registration Fee
Common shares, par value $0.001 per share	1,750,000	(1)	$8.10	(2)	$14,175,000	(2)	$791	(2)

(1)	This registration statement on Form S-8 (the “Registration Statement”) covers, in addition to the number of common shares, par value $0.001 per share (the “Common Shares”), of Duoyuan Printing, Inc. (the “Registrant”), stated above, options and other rights to purchase or acquire the Common Shares covered by this Registration Statement and, pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Duoyuan Printing, Inc. 2009 Omnibus Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Shares.

(2)	Pursuant to Rule 457(h)(1) under the Securities Act, the maximum aggregate offering price is calculated as the product of 1,750,000 Common Shares that may be issued under the Plan multiplied by the quotient of the average of the high and low prices of the Registrant’s Common Shares as reported on the New York Stock Exchange on November 9, 2009 (or $8.10), which is equal to $14,175,000.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Commission, are incorporated by reference herein:
•	The Registrant’s Annual Report on Form 10-K, for the fiscal year ended June 30, 2009, filed with the Commission on September 14, 2009, as amended on November 5, 2009 (File No. 000-27129);

•	The Registrant’s Definitive Proxy Statement for the 2009 Annual Meeting of Shareholders, filed with the Commission on October 5, 2009 and supplemented on October 13, 2009 (File No. 000-27129);

•	The Registrant’s Current Reports on Form 8-K, filed with the Commission on October 15, 2009, October 22, 2009 and November 6, 2009 (File No. 000-27129);

•	The description of the Registrant’s Common Shares contained in its registration statement on Form 8-A (File No. 333-161813) filed with the Commission on November 2, 2009 pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Common Shares set forth under “Description of Securities to be Registered” and “Shares Eligible for Future Sale” in the Registrant’s registration statement on Form S-1 (File No. 333-161813), as amended, including any amendment or report filed for the purpose of updating such description; and

•	The Registrant’s Prospectus filed with the Commission on November 6, 2009 pursuant to Rule 424(b)(4) under the Securities Act of 1933 (File No. 333-161813).
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The Wyoming Business Corporation Act (W.S. 17-16-851 and 17-16-856) authorizes indemnification for directors, officers and other individuals where such person: (1) conducted himself in good faith; and (2) reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (4) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).
Article 6 of the Registrant’s amended and restated articles of incorporation provides that to the fullest extent now or hereafter permitted by the Wyoming Business Corporation Act, no person who is or was a director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except liability for (a) receipt of a financial benefit to which he is not entitled; (b) an intentional infliction of harm on the corporation or its shareholders; (c) a violation of W.S. 17-16-833 which relates to unlawful distributions; and (d) an intentional violation of criminal law. The amended and restated articles of incorporation further provides that no amendment to or repeal of Article 6 shall apply to or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to such amendment or repeal.
Article 7 of the Registrant’s amended and restated articles of incorporation provides that the Registrant may indemnify a director for liability as defined in W.S. 17-16-850(a)(v) for liability to any person for any action taken or failure to take any action as a director except liability for the reasons noted in (a) through (d) of Article 6. The Registrant’s amended and restated articles of incorporation further provides in Article 12 that the Registrant shall indemnify, to the fullest extent permitted by the Wyoming Business Corporation Act, as amended, and pursuant to the bylaws, each person who is or was a director or officer of the Registrant from and against all expenses, liabilities or other matters arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities.
The Registrant’s amended and restated bylaws provide in Article 6 that the Registrant shall indemnify directors, officers, employees and agents to the fullest extent permitted by Wyoming law, through board resolution or board contract.
As provided in Article 13 of the Registrant’s amended and restated articles of incorporation, the Registrant has the power to and intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability, subject to certain exclusions and limits of the amount of coverage.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere herein, and are incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on this 10th day of November, 2009.

DUOYUAN PRINTING, INC.
/s/ Christopher Patrick Holbert
Christopher Patrick Holbert Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Patrick Holbert his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Patrick Holbert	Chief Executive Officer	November 10, 2009
Christopher Patrick Holbert	(Principal Executive Officer)

/s/ William D. Suh	Chief Financial Officer	November 10, 2009
William D. Suh	(Principal Financial Officer and Principal Accounting Officer)

/s/ Wenhua Guo	Chairman of the	November 10, 2009
Wenhua Guo	Board of Directors

/s/ Xiqing Diao	Director and	November 10, 2009
Xiqing Diao	Chief Operating Officer

/s/ Lianjun Cai	Director	November 10, 2009
Lianjun Cai

/s/ Punan Xie	Director	November 10, 2009
Punan Xie

/s/ James Zhang	Director	November 10, 2009
James Zhang

EXHIBIT INDEX

Exhibit No.	Description
4.1	Duoyuan Printing, Inc. 2009 Omnibus Incentive Plan (Incorporated by reference to Exhibit 10.33 to Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-161813) filed with the Securities and Exchange Commission on October 16, 2009).
4.2	Amended and Restated Articles of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 (File No. 333-161813) filed with the Securities and Exchange Commission on October 16, 2009).
4.3	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1 (File No. 333-161813) filed with the Securities and Exchange Commission on October 16, 2009).
5.1*	Opinion of Karpan & White P.C., counsel to the Registrant, regarding legality of the securities being issued.
23.1*	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, independent registered accounting firm.
23.2*	Consent of Karpan & White P.C. (included in the opinion filed as Exhibit 5.1).
24.1*	Powers of attorney (included on signature page hereto).

*	Filed herewith.